Exhibit 99.1

XpresSpa Announces 1-for-20 Reverse Stock Split

NEW YORK, February 22, 2019 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness company, today announced that it filed a certificate of amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect a 1-for-20 reverse stock split of shares of the company’s common stock, par value $0.01 per share. Such amendment and ratio were previously approved by the Company’s stockholders and board of directors, respectively. The reverse stock split is intended to enable the Company to regain full compliance with the Nasdaq Capital Market listing rules. The reverse stock split does not have any impact on the voting and other rights of stockholders and will have no impact on the Company’s business operations or any of its outstanding indebtedness.

The reverse stock split is scheduled to take effect after the market closes on February 22, 2019 (the "Effective Time"). Shares of the company’s common stock are expected to begin trading on a split-adjusted basis on February 25, 2019. As a result of the reverse stock split, every twenty (20) shares of the company’s pre-reverse split common stock will be combined and reclassified into one (1) share of common stock. Trading in the common stock will continue on the Nasdaq Capital Market under the ticker symbol "XSPA," but the security will be assigned a new CUSIP number (CUSIP No. 98420U604).

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of the Company’s common stock will receive payment in cash in lieu of any such resulting fractional shares of common stock as the post-reverse split amounts of common stock will be rounded down to the nearest full share. Such cash payment in lieu of a fractional share of common stock will be calculated by multiplying such fractional interest in one share of common stock by the closing trading price of the company’s common stock on the trading day immediately preceding the effective date of the reverse stock split, and rounded to the nearest cent.

Stockholders of record will be receiving information from the company’s transfer agent, American Stock Transfer & Trust Company, regarding their share ownership following the reverse stock split and any payments in cash in lieu of fractional shares, if applicable.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness company. XpresSpa Group’s core asset, XpresSpa, is the world’s largest airport spa company, with 57 locations in 23 airports globally, including one off-airport spa at Westfield World Trade Center in New York City. XpresSpa offers services that are tailored specifically to the busy customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Holland, and the United Arab Emirates. XpresSpa Group’s non-core assets include Infomedia and intellectual property assets. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com

Investor Relations:

ICR

Raphael Gross

(203) 682-8253